                                                                 EXHIBIT 11

                          COMPUTATION OF PER SHARE EARNINGS

     The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the six months ended December 31, 1997 and 1996 and the years ended June 30, 1997 and 1996.

                                      Six Months Ended Dec. 31,           Year Ended June 30,
                                     ---------------------------       --------------------------
                                         1997           1996              1997           1996
                                         ----           ----              ----           ----
Net loss applicable to shares of
  Common Stock and Common
  Stock equivalents                        --             --           $(2,112,843)   $ 2,878,250
                                      -----------    -----------       -----------    -----------
                                      -----------    -----------       -----------    -----------

Average number of shares of
  Common Stock outstanding             39,004,006     32,906,583        33,803,045     30,898,600
Common Stock equivalents                   --             --                --             --
                                      -----------    -----------       -----------    -----------
Total shares of Common Stock and
  Common Stock equivalents             39,004,006     32,906,583        33,803,048     30,873,600
                                      -----------    -----------       -----------    -----------
                                      -----------    -----------       -----------    -----------
Primary  and  fully diluted loss
per share of Common Stock                  $(0.09)        $(0.02)           $(0.06)        $(0.09)


     Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.